UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 5)1

GoDaddy Inc.

(Name of Issuer)

Class A Common Stock, par value $0.001 per share

(Title of Class of Securities)

380237107

(CUSIP Number)

JEFFREY C. SMITH

STARBOARD VALUE LP

777 Third Avenue, 18th Floor

New York, New York 10017

(212) 845-7977

ANDREW FREEDMAN, ESQ.

MEAGAN REDA, ESQ.

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

April 30, 2024

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		6,750,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

6,750,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,750,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.8%
14	TYPE OF REPORTING PERSON

PN

* Includes 904,434 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

2

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,879,331
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,879,331
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,879,331
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.0%
14	TYPE OF REPORTING PERSON

CO

3

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY S LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		401,093
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

401,093
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

401,093
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

4

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY C LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		267,512
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

267,512
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

267,512
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

5

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD P FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		368,266
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

368,266
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

368,266*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

* Includes 368,266 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

6

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE P GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		368,266
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

368,266
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

368,266*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

* Includes 368,266 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

7

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE R LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		635,778
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

635,778
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

635,778*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

* Includes 368,266 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

8

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		150,012
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

150,012
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

150,012
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

9

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		150,012
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

150,012
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

150,012
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

10

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE R GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		785,790
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

785,790
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

785,790*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

* Includes 368,266 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

11

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD G FUND, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		700,523
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

700,523
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

700,523
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

12

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE G GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		700,523
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

700,523
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

700,523
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

13

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD T FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		714,518
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

714,518
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

714,518
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

14

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE A LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,415,041
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,415,041
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,415,041
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

15

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE A GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,415,041
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,415,041
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,415,041
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

16

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD X MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		732,577
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

732,577
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

732,577
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

CO

17

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		6,750,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

6,750,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,750,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.8%
14	TYPE OF REPORTING PERSON

OO

* Includes 904,434 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

18

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		6,750,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

6,750,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,750,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.8%
14	TYPE OF REPORTING PERSON

PN

* Includes 904,434 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

19

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		6,750,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

6,750,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,750,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.8%
14	TYPE OF REPORTING PERSON

OO

* Includes 904,434 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

20

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

JEFFREY C. SMITH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		6,750,000
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

6,750,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,750,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.8%
14	TYPE OF REPORTING PERSON

IN

* Includes 904,434 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

21

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

PETER A. FELD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		6,750,000
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

6,750,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,750,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.8%
14	TYPE OF REPORTING PERSON

IN

* Includes 904,434 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

22

CUSIP No. 380237107

The following constitutes Amendment No. 5 to the Schedule 13D filed by the undersigned (“Amendment No. 5”). This Amendment No. 5 amends the Schedule 13D as specifically set forth herein.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares purchased by each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard P LP, Starboard L Master, Starboard G LP, Starboard T LP, Starboard X Master and held in the Starboard Value LP Account were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein.

The aggregate purchase price of the 2,879,331 Shares beneficially owned by Starboard V&O Fund is approximately $198,956,969, excluding brokerage commissions. The aggregate purchase price of the 401,093 Shares beneficially owned by Starboard S LLC is approximately $27,819,381, excluding brokerage commissions. The aggregate purchase price of the 267,512 Shares beneficially owned by Starboard C LP is approximately $18,505,479, excluding brokerage commissions. The aggregate purchase price of the entered into over-the-counter forward purchase contracts for the purchase of 368,266 Shares by Starboard P LP is approximately $41,006,419, excluding brokerage commissions. The aggregate purchase price of the 150,012 Shares beneficially owned by Starboard L Master is approximately $10,350,529, excluding brokerage commissions. The aggregate purchase price of the 700,523 Shares beneficially owned by Starboard G LP is approximately $53,200,800, excluding brokerage commissions. The aggregate purchase price of the 714,518 Shares beneficially owned by Starboard T LP is approximately $50,369,927, excluding brokerage commissions. The aggregate purchase price of the 732,577 Shares beneficially owned by Starboard X Master is approximately $50,802,326, excluding brokerage commissions. The aggregate purchase price of the entered into over-the-counter forward purchase contracts for the purchase of 536,168 Shares by Starboard Value LP through the Starboard Value LP Account is approximately $65,101,519, excluding brokerage commissions.

Item 5.	Interest in Securities of the Issuer.

Item 5 is hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 141,969,347 Shares outstanding, as of April 11, 2024, which is the total number of Shares outstanding as reported in the Issuer’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 25, 2024.

A.	Starboard V&O Fund
(a)	As of the close of business on May 2, 2024, Starboard V&O Fund beneficially owned 2,879,331 Shares.

Percentage: Approximately 2.0%

(b)	1. Sole power to vote or direct vote: 2,879,331
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,879,331
4. Shared power to dispose or direct the disposition: 0

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CUSIP No. 380237107

(c)	The transactions in securities of the Issuer by Starboard V&O Fund during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
B.	Starboard S LLC
(a)	As of the close of business on May 2, 2024, Starboard S LLC beneficially owned 401,093 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 401,093
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 401,093
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard S LLC during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
C.	Starboard C LP
(a)	As of the close of business on May 2, 2024, Starboard C LP beneficially owned 267,512 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 267,512
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 267,512
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard C LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
D.	Starboard P LP
(a)	As of the close of business on May 2, 2024, Starboard P LP beneficially owned 368,266 Shares, including 368,266 Shares underlying certain forward purchase contracts.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 368,266
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 368,266
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard P LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
24

CUSIP No. 380237107

E.	Starboard P GP
(a)	Starboard P GP, as the general partner of Starboard P LP, may be deemed the beneficial owner of the 368,266 Shares owned by Starboard P LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 368,266
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 368,266
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard P GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of Starboard P LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
F.	Starboard R LP
(a)	Starboard R LP, as the general partner of Starboard C LP and the managing member of Starboard P GP, may be deemed the beneficial owner of the (i) 267,512 Shares owned by Starboard C LP and (ii) 368,266 Shares owned by Starboard P LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 635,778
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 635,778
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R LP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of each of Starboard C LP and Starboard P LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
G.	Starboard L Master
(a)	As of the close of business on May 2, 2024, Starboard L Master beneficially owned 150,012 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 150,012
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 150,012
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
25

CUSIP No. 380237107

H.	Starboard L GP
(a)	Starboard L GP, as the general partner of Starboard L Master, may be deemed the beneficial owner of the 150,012 Shares owned by Starboard L Master.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 150,012
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 150,012
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard L GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
I.	Starboard R GP
(a)	Starboard R GP, as the general partner of Starboard R LP and Starboard L GP, may be deemed the beneficial owner of the (i) 267,512 Shares owned by Starboard C LP, (ii) 368,266 Shares owned by Starboard P LP, and (iii) 150,012 Shares owned by Starboard L Master.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 785,790
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 785,790
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of each of Starboard C LP, Starboard P LP and Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
J.	Starboard G LP
(a)	As of the close of business on May 2, 2024, Starboard G LP beneficially owned 700,523 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 700,523
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 700,523
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard G LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
26

CUSIP No. 380237107

K.	Starboard G GP
(a)	Starboard G GP, as the general partner of Starboard G LP, may be deemed the beneficial owner of the 700,523 Shares owned by Starboard G LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 700,523
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 700,523
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard G GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of Starboard G LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
L.	Starboard T LP
(a)	As of the close of business on May 2, 2024, Starboard T LP beneficially owned 714,518 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 714,518
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 714,518
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard T LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
M.	Starboard A LP
(a)	Starboard A LP, as the managing member of Starboard G GP and the general partner of Starboard T LP, may be deemed the beneficial owner of the (i) 700,523 Shares owned by Starboard G LP and (ii) 714,518 Shares owned by Starboard T LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,415,041
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,415,041
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard A LP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of Starboard G LP and Starboard T LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
27

CUSIP No. 380237107

N.	Starboard A GP
(a)	Starboard A GP, as the general partner of Starboard A LP, may be deemed the beneficial owner of the (i) 700,523 Shares owned by Starboard G LP and (ii) 714,518 Shares owned by Starboard T LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,415,041
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,415,041
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard A GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of Starboard G LP and Starboard T LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
O.	Starboard X Master
(a)	As of the close of business on May 2, 2024, Starboard X Master beneficially owned 732,577 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 732,577
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 732,577
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
P.	Starboard Value LP
(a)	As of the close of business on May 2, 2024, 536,168 Shares were held in the Starboard Value LP Account, including 536,168 Shares underlying certain forward purchase contracts. Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP, Starboard P LP, Starboard L Master, Starboard G LP, Starboard T LP, Starboard X Master and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of the (i) 2,879,331 Shares owned by Starboard V&O Fund, (ii) 401,093 Shares owned by Starboard S LLC, (iii) 267,512 Shares owned by Starboard C LP, (iv) 368,266 Shares owned by Starboard P LP, (v) 150,012 Shares owned by Starboard L Master, (vi) 700,523 Shares owned by Starboard G LP, (vii) 714,518 Shares owned by Starboard T LP, (viii) 732,577 Shares owned by Starboard X Master and (ix) 536,168 Shares held in the Starboard Value LP Account.

Percentage: Approximately 4.8%

(b)	1. Sole power to vote or direct vote: 6,750,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 6,750,000
4. Shared power to dispose or direct the disposition: 0

28

CUSIP No. 380237107

(c)	The transactions in securities of the Issuer by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard C LP, Starboard S LLC, Starboard P LP, Starboard L Master, Starboard G LP, Starboard T LP and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
Q.	Starboard Value GP
(a)	Starboard Value GP, as the general partner of Starboard Value LP, may be deemed the beneficial owner of the (i) 2,879,331 Shares owned by Starboard V&O Fund, (ii) 401,093 Shares owned by Starboard S LLC, (iii) 267,512 Shares owned by Starboard C LP, (iv) 368,266 Shares owned by Starboard P LP, (v) 150,012 Shares owned by Starboard L Master, (vi) 700,523 Shares owned by Starboard G LP, (vii) 714,518 Shares owned by Starboard T LP, (viii) 732,577 Shares owned by Starboard X Master and (ix) 536,168 Shares held in the Starboard Value LP Account.

Percentage: Approximately 4.8%

(b)	1. Sole power to vote or direct vote: 6,750,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 6,750,000
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Value GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard C LP, Starboard S LLC, Starboard P LP, Starboard L Master, Starboard G LP, Starboard T LP and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
R.	Principal Co
(a)	Principal Co, as a member of Starboard Value GP, may be deemed the beneficial owner of the (i) 2,879,331 Shares owned by Starboard V&O Fund, (ii) 401,093 Shares owned by Starboard S LLC, (iii) 267,512 Shares owned by Starboard C LP, (iv) 368,266 Shares owned by Starboard P LP, (v) 150,012 Shares owned by Starboard L Master, (vi) 700,523 Shares owned by Starboard G LP, (vii) 714,518 Shares owned by Starboard T LP, (viii) 732,577 Shares owned by Starboard X Master and (ix) 536,168 Shares held in the Starboard Value LP Account.

Percentage: Approximately 4.8%

(b)	1. Sole power to vote or direct vote: 6,750,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 6,750,000
4. Shared power to dispose or direct the disposition: 0

(c)	Principal Co has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard C LP, Starboard S LLC, Starboard P LP, Starboard L Master, Starboard G LP, Starboard T LP and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
29

CUSIP No. 380237107

S.	Principal GP
(a)	Principal GP, as the general partner of Principal Co, may be deemed the beneficial owner of the (i) 2,879,331 Shares owned by Starboard V&O Fund, (ii) 401,093 Shares owned by Starboard S LLC, (iii) 267,512 Shares owned by Starboard C LP, (iv) 368,266 Shares owned by Starboard P LP, (v) 150,012 Shares owned by Starboard L Master, (vi) 700,523 Shares owned by Starboard G LP, (vii) 714,518 Shares owned by Starboard T LP, (viii) 732,577 Shares owned by Starboard X Master and (ix) 536,168 Shares held in the Starboard Value LP Account.

Percentage: Approximately 4.8%

(b)	1. Sole power to vote or direct vote: 6,750,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 6,750,000
4. Shared power to dispose or direct the disposition: 0

(c)	Principal GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard C LP, Starboard S LLC, Starboard P LP, Starboard L Master, Starboard G LP, Starboard T LP and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

T.	Messrs. Smith and Feld

(a)	Each of Messrs. Smith and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 2,879,331 Shares owned by Starboard V&O Fund, (ii) 401,093 Shares owned by Starboard S LLC, (iii) 267,512 Shares owned by Starboard C LP, (iv) 368,266 Shares owned by Starboard P LP, (v) 150,012 Shares owned by Starboard L Master, (vi) 700,523 Shares owned by Starboard G LP, (vii) 714,518 Shares owned by Starboard T LP, (viii) 732,577 Shares owned by Starboard X Master and (ix) 536,168 Shares held in the Starboard Value LP Account.

Percentage: Approximately 4.8%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 6,750,000
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 6,750,000

(c)	None of Messrs. Smith or Feld has entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard C LP, Starboard S LLC, Starboard P LP, Starboard L Master, Starboard G LP, Starboard T LP and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

30

CUSIP No. 380237107

The filing of this Schedule 13D shall not be deemed an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any securities of the Issuer that he or it does not directly own. Each of the Reporting Persons specifically disclaims beneficial ownership of the securities reported herein that he or it does not directly own.

In addition to the Shares beneficially owned by the Reporting Persons as set forth in this filing, and while the Reporting Persons have no current knowledge of the following holdings, the Reporting Persons understand that Toronto Dominion Bank and TD Asset Management Inc. (together, “TD”) had investment discretion over 326,319 Shares as of December 31, 2023, which would represent beneficial ownership of less than 1% of the outstanding Shares as of such date, as such information was set forth in the Form 13F-HR filings filed by TD on February 14, 2024 and February 12, 2024. As reported in the Form ADV filed by Starboard Value LP, Toronto Dominion Bank is included as an indirect control person under Schedule B/C Indirect Owners of the Form ADV as a result of the closing of the acquisition of Cowen Inc. by Toronto Dominion Bank. The validity of the indirect transfer of Cowen Inc.’s ownership interest in Starboard Value LP is subject to an ongoing dispute. The Reporting Persons disclaim the existence of a “group” within the meaning of Section 13(d)(3) of the Exchange Act with TD or any other person other than the other Reporting Persons.

(d)	No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, the Shares.
(e)	As of May 1, 2024, the Reporting Persons ceased to beneficially own more than 5% of the outstanding Shares of the Issuer.
Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 is hereby amended to add the following:

As previously disclosed, Starboard P LP entered into forward purchase contracts with Goldman Sachs as the counterparty providing for the purchase of an aggregate of 468,087 Shares (the “GS Forward Contracts”). Since the filing of Amendment No. 4 to the Schedule 13D, Starboard P LP sold the GS Forward Contracts. Accordingly, Starboard P LP is no longer a party to the GS Forward Contracts.

As previously disclosed, Starboard Value LP through the Starboard Value LP Account entered into forward purchase contracts with Bank of America as the counterparty providing for the purchase of an aggregate of 689,771 Shares (the “BA Forward Contracts”). Since the filing of Amendment No. 4 to the Schedule 13D, Starboard Value LP through the Starboard Value LP Account sold the BA Forward Contracts. Accordingly, Starboard Value LP through the Starboard Value LP Account is no longer a party to the BA Forward Contracts.

Each of Starboard Value LP through the Starboard Value LP Account and Starboard P LP has entered into forward purchase contracts with UBS as the counterparty providing for the purchase of an aggregate of 536,168 Shares and 368,266 Shares, respectively, having an aggregate purchase price of approximately $65,101,519 and $41,006,419, respectively (the “UBS Forward Contracts”). Each of the UBS Forward Contracts has a final valuation date of August 14, 2025, however, each of Starboard Value LP through the Starboard Value LP Account and Starboard P LP has the ability to elect early settlement after serving notice to the counter-party of such intention at least two scheduled trading days in advance of the desired early final valuation date. Each of the UBS Forward Contracts provides for physical settlement. Until the settlement date, none of the UBS Forward Contracts give the Reporting Persons voting and dispositive control over the Shares to which such contracts relate.

31

CUSIP No. 380237107

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 2, 2024

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP,

its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC

By: Starboard Value LP,

its manager

STARBOARD VALUE AND OPPORTUNITY C LP

By: Starboard Value R LP,

its general partner

STARBOARD VALUE R LP

By: Starboard Value R GP LLC,

its general partner

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

By: Starboard Value L LP,

its general partner

STARBOARD VALUE L LP

By: Starboard Value R GP LLC,

its general partner

STARBOARD G FUND, L.P.

By: Starboard Value G GP, LLC,

its general partner

STARBOARD P FUND LP

By: Starboard Value P GP LLC,

its general partner

STARBOARD VALUE P GP LLC

By: Starboard Value R LP,

its member

STARBOARD VALUE G GP, LLC

By: Starboard Value A LP,

its managing member

STARBOARD VALUE A LP

By: Starboard Value A GP LLC,

its general partner

STARBOARD X MASTER FUND LTD

By: Starboard Value LP,

its investment manager

STARBOARD VALUE LP

By: Starboard Value GP LLC,

its general partner

STARBOARD VALUE GP LLC

By: Starboard Principal Co LP,

its member

STARBOARD PRINCIPAL CO LP

By: Starboard Principal Co GP LLC,

its general partner

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE A GP LLC

STARBOARD VALUE R GP LLC

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CUSIP No. 380237107

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

/s/ Jeffrey C. Smith
JEFFREY C. SMITH
Individually and as attorney-in-fact for Peter A. Feld

33

CUSIP No. 380237107

SCHEDULE A

Transactions in Securities of the Issuer During the Past Sixty Days

Nature of the Transaction	Amount of Securities (Sold)	Price ($)	Date of Sale

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Sale of Class A Common Stock	(31,993)	112.7612	03/06/2024
Sale of Class A Common Stock	(42,657)	113.5267	03/07/2024
Sale of Class A Common Stock	(10,664)	123.8591	04/25/2024
Sale of Class A Common Stock	(4,608)	125.0084	04/29/2024
Sale of Class A Common Stock	(1,626)	124.8850	04/30/2024
Sale of Class A Common Stock	(53,313)	124.0767	04/30/2024
Sale of Class A Common Stock	(14,602)	123.9418	05/01/2024
Sale of Class A Common Stock	(81,318)	123.0973	05/01/2024
Sale of Class A Common Stock	(33,013)	122.7412	05/01/2024
Sale of Class A Common Stock	(84,523)	123.3662	05/02/2024

STARBOARD VALUE AND OPPORTUNITY S LLC

Sale of Class A Common Stock	(4,456)	112.7612	03/06/2024
Sale of Class A Common Stock	(5,942)	113.5267	03/07/2024
Sale of Class A Common Stock	(1,486)	123.8591	04/25/2024
Sale of Class A Common Stock	(642)	125.0084	04/29/2024
Sale of Class A Common Stock	(226)	124.8850	04/30/2024
Sale of Class A Common Stock	(7,427)	124.0767	04/30/2024
Sale of Class A Common Stock	(2,034)	123.9418	05/01/2024
Sale of Class A Common Stock	(11,328)	123.0973	05/01/2024
Sale of Class A Common Stock	(4,599)	122.7412	05/01/2024
Sale of Class A Common Stock	(11,774)	123.3662	05/02/2024

CUSIP No. 380237107

STARBOARD P FUND LP

Sale of Forward Contract	(4,092)	112.7612	03/06/2024
Sale of Forward Contract	(5,456)	113.5267	03/07/2024
Sale of Forward Contract	(1,364)	123.8591	04/25/2024
Sale of Forward Contract	(589)	124.5007	04/29/2024
Sale of Forward Contract	(7,027)	123.8025	04/30/2024
Sale of Forward Contract	(16,491)	122.9222	05/01/2024
Sale of Forward Contract	(10,811)	123.4033	05/02/2024

STARBOARD VALUE AND OPPORTUNITY C LP

Sale of Class A Common Stock	(2,972)	112.7612	03/06/2024
Sale of Class A Common Stock	(3,963)	113.5267	03/07/2024
Sale of Class A Common Stock	(991)	123.8591	04/25/2024
Sale of Class A Common Stock	(428)	125.0084	04/29/2024
Sale of Class A Common Stock	(151)	124.8850	04/30/2024
Sale of Class A Common Stock	(4,953)	124.0767	04/30/2024
Sale of Class A Common Stock	(1,357)	123.9418	05/01/2024
Sale of Class A Common Stock	(7,555)	123.0973	05/01/2024
Sale of Class A Common Stock	(3,067)	122.7412	05/01/2024
Sale of Class A Common Stock	(7,853)	123.3662	05/02/2024

CUSIP No. 380237107

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

Sale of Class A Common Stock	(1,666)	112.7612	03/06/2024
Sale of Class A Common Stock	(2,222)	113.5267	03/07/2024
Sale of Class A Common Stock	(556)	123.8591	04/25/2024
Sale of Class A Common Stock	(240)	125.0084	04/29/2024
Sale of Class A Common Stock	(85)	124.8850	04/30/2024
Sale of Class A Common Stock	(2,778)	124.0767	04/30/2024
Sale of Class A Common Stock	(761)	123.9418	05/01/2024
Sale of Class A Common Stock	(4,237)	123.0973	05/01/2024
Sale of Class A Common Stock	(1,720)	122.7412	05/01/2024
Sale of Class A Common Stock	(4,403)	123.3662	05/02/2024

STARBOARD X MASTER FUND LTD

Sale of Class A Common Stock	(8,140)	112.7612	03/06/2024
Sale of Class A Common Stock	(10,853)	113.5267	03/07/2024
Sale of Class A Common Stock	(2,713)	123.8591	04/25/2024
Sale of Class A Common Stock	(1,172)	125.0084	04/29/2024
Sale of Class A Common Stock	(414)	124.8850	04/30/2024
Sale of Class A Common Stock	(13,564)	124.0767	04/30/2024
Sale of Class A Common Stock	(3,715)	123.9418	05/01/2024
Sale of Class A Common Stock	(20,690)	123.0973	05/01/2024
Sale of Class A Common Stock	(8,400)	122.7412	05/01/2024
Sale of Class A Common Stock	(21,505)	123.3662	05/02/2024

CUSIP No. 380237107

STARBOARD T FUND LP

Sale of Class A Common Stock	(7,940)	112.7612	03/06/2024
Sale of Class A Common Stock	(10,586)	113.5267	03/07/2024
Sale of Class A Common Stock	(2,646)	123.8591	04/25/2024
Sale of Class A Common Stock	(1,144)	125.0084	04/29/2024
Sale of Class A Common Stock	(403)	124.8850	04/30/2024
Sale of Class A Common Stock	(13,230)	124.0767	04/30/2024
Sale of Class A Common Stock	(3,623)	123.9418	05/01/2024
Sale of Class A Common Stock	(20,180)	123.0973	05/01/2024
Sale of Class A Common Stock	(8,192)	122.7412	05/01/2024
Sale of Class A Common Stock	(20,975)	123.3662	05/02/2024

STARBOARD G FUND, L.P.

Sale of Class A Common Stock	(7,784)	112.7612	03/06/2024
Sale of Class A Common Stock	(10,378)	113.5267	03/07/2024
Sale of Class A Common Stock	(2,594)	123.8591	04/25/2024
Sale of Class A Common Stock	(1,121)	125.0084	04/29/2024
Sale of Class A Common Stock	(395)	124.8850	04/30/2024
Sale of Class A Common Stock	(12,970)	124.0767	04/30/2024
Sale of Class A Common Stock	(3,552)	123.9418	05/01/2024
Sale of Class A Common Stock	(19,784)	123.0973	05/01/2024
Sale of Class A Common Stock	(8,032)	122.7412	05/01/2024
Sale of Class A Common Stock	(20,564)	123.3662	05/02/2024

CUSIP No. 380237107

STARBOARD VALUE LP

(Through the Starboard Value LP Account)

Sale of Forward Contract	(5,957)	112.7612	03/06/2024
Sale of Forward Contract	(7,943)	113.5267	03/07/2024
Sale of Forward Contract	(1,986)	123.8591	04/25/2024
Sale of Forward Contract	(858)	124.5007	04/29/2024
Sale of Forward Contract	(10,230)	123.8025	04/30/2024
Sale of Forward Contract	(24,009)	122.9222	05/01/2024
Sale of Forward Contract	(15,739)	123.4033	05/02/2024